Exhibit 10.3

CONFORMED COPY

WEBMD HEALTH CORP.

111 Eighth Avenue

New York, New York 10011

May 7, 2013

Mr. Cavan Redmond

c/o WebMD Health Corp.

111 Eighth Avenue

New York, New York 10011

Dear Cavan:

As discussed, this letter agreement (this “Agreement”) sets forth the terms of your departure from WebMD Health Corp., a Delaware corporation (the “Company”).

1. Termination. Your employment with the Company and its subsidiaries and affiliates terminated without Cause in all capacities as of May 6, 2013 (the “Departure Date”). You acknowledge that whether or not you execute this Agreement, pursuant to your employment agreement, dated as of May 29, 2012 (the “Employment Agreement”), you have resigned your positions as Chief Executive Officer and President and a director of the Company, and from any other officer positions, directorships and positions that you currently hold with the Company or its subsidiaries or affiliates as of the Departure Date. The Company and its subsidiaries and affiliates have accepted such resignations and, except as otherwise provided under this Agreement, from and after the Departure Date, you are relieved and shall have no further obligation to either perform any duties or responsibilities or render any services for or on behalf of the Company or its subsidiaries or affiliates whether under Section 1 of the Employment Agreement or otherwise.

2. Severance Benefits. Subject to your execution of this Agreement, including your delivery and non-revocation of the Release set forth on Exhibit A (the effective date of the release is hereinafter referred to as the “Effective Date”), the Company will provide you with the following severance payments and benefits:

(a) Severance. The Company will pay you as severance your base salary at the current annual rate of $650,000.00 (the “Base Salary”) for a period of two years commencing on the Departure Date (the “Applicable Period”). Subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, the Base Salary will continue to be paid during the Applicable Period pursuant to the Company’s normal payroll practices. The Company acknowledges that the sign-on bonus referred to in Section 2(c) of the Employment Agreement is not repayable by you.

(b) Reimbursement of Certain Benefits. You acknowledge that you have not been a participant in the Company’s health plan while employed by the Company and therefore you are not eligible for continuation of such benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”),. Subject to your execution of this Agreement and continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, the Company will reimburse you the lesser of (i) the portion of the COBRA premium for which you were responsible under your prior employer’s plan and (ii) the COBRA premium you would have paid if you were covered under the Company’s health plan. Such reimbursement shall be paid for a period of eighteen (18) months from the Departure Date, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

(c) Company Stock Options. With respect to your option grant dated May 31, 2012, subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, your options to purchase (i) 250,000 shares of the Company’s common stock (the “Common Stock”) that are scheduled to vest on May 31, 2013 and (ii) 250,000 shares that are scheduled to vest on May 31, 2014, respectively, will vest on May 31, 2013 and May 31, 2014, respectively, as if you had remained employed with the Company through May 31, 2014, and the post-termination exercise period will begin on May 31, 2014. The remaining two installments, each covering 250,000 shares, shall be forfeited as of the Departure Date.

(d) Restricted Stock. Subject to your continued compliance with the Release Agreement and Sections 6, 7, 8 and 9 of this Agreement, 11,250 shares of restricted Common Stock that are scheduled to vest, respectively, on each of May 31, 2013 and May 31, 2014 shall be deemed vested on the Effective Date. The remaining two installments shall be forfeited as of the Departure Date.

3. Accrued Salary and Vacation; Expenses. (a) Accrued Salary and Vacation. All your accrued but unpaid Base Salary as of the Departure Date will be paid to you promptly in accordance with applicable law, and your accrued but unused vacation as of the Departure Date, as reflected in the Company’s time off reporting system, will be paid to you in accordance with applicable law and the Company’s vacation policy. You are entitled to these amounts (less all applicable withholding and other authorized deductions) whether or not you sign this Agreement.

(b) Expense Reimbursements. You agree that, within thirty (30) days of the Departure Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your last day of active employment, if any, for which you seek reimbursement.

4. Retirement Plan. You will be entitled to receive your vested, accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

5. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or its subsidiaries or affiliates on or after the Departure Date.

6. Covenants and Agreements. The provisions of (i) the Trade Secret and Proprietary Information Agreement that is attached as Annex A of the Employment Agreement, and (ii) all other agreements you have signed containing covenants regarding non-disclosure of confidential/proprietary information and/or restrictions on solicitation or competition, including those annexed as part of an equity agreement or compensation plan (collectively, the “Restrictions”) shall remain in full force and effect and shall govern all periods prior to and following the Effective Date.

7. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to the business, including providing information concerning actual or prospective customers of the Company or any subsidiary or affiliate that may be in your possession. If you receive a subpoena or other request for information, you agree to provide the Company with prompt notice of the subpoena or request so that the Company may take appropriate action to avoid or contest disclosure. The Company shall reimburse your reasonable, documented out-of-pocket expenses incident to providing such cooperation or response. Nothing contained in this Agreement (specifically including, without limitation, the provisions of this Section 7 or Section 9 of this Agreement) shall prohibit or restrict you from participating in a governmental investigation or from providing truthful information in response to any lawfully issued subpoena, or an inquiry or investigation conducted by a governmental or regulatory agency.

8. Return of Property. You represent that you have surrendered to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, phones, PDAs, computer programs and files, papers, electronically stored information and documents (and all copies thereof) kept or made by you in connection with your employment.

9. Non-disparagement. You agree to refrain from making, directly or indirectly, now or at any time in the future: (i) any derogatory comment concerning the Company, or its subsidiaries and affiliates or any of its officers, employees, directors and agents, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the Company or any of its subsidiaries and affiliates, to any third person including, but not limited to: (x) the news or other media, (y) any employees of the Company, or its subsidiaries or affiliates, or (z) any individual or entity with whom the Company, or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship. Notwithstanding the foregoing, you shall be permitted to testify truthfully in any court action or proceeding, including any court action or proceeding to enforce the terms of this Agreement.

10. Remedies. You agree that a breach of any of the covenants contained in this Agreement or the Release Agreement will result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Agreement or the Release Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement or the Release Agreement. In the event of any breach by you of any provision of Section 6, 7, 8 or 9 of this Agreement or the Release Agreement, in addition to any other remedy available to the Company, the Company (i) shall cease to have any obligation to continue to make payments or provide benefits to you under this Agreement, (ii) may recoup any of the compensation paid under Section 2 hereunder, including, without limitation, equity compensation and option profit and (iii) you shall be responsible for the reasonable attorneys’ fees and costs related to the Company’s enforcement of such provisions.

11. Miscellaneous.

(a) Entire Agreement. This Agreement, the Release Agreement, Annex A to the Employment Agreement and any other Restrictions, the Indemnity Agreement (as defined below) and the applicable equity plans and agreements set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or its subsidiaries or affiliates (including, without limitation, the Employment Agreement except as specifically provided in this Agreement). This Agreement may be amended only by a written document signed by the parties hereto.

(b) Governing Law; Consent to Jurisdiction/Venue. This Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Agreement shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(c) Withholding. Any payments made or benefits provided to you under this Agreement will be reduced by all applicable withholding taxes and other authorized deductions.

(d) No Trust Created. This Agreement constitutes an unfunded promise of the Company to pay the benefits provided herein and will only be paid from the general assets of the Company.

(e) Voluntary Assent. You affirm that you have read this Agreement and the Release Agreement, and understand all of the terms, including the full and final release of claims set forth in the Release Agreement. You further acknowledge that you have voluntarily entered into this Agreement and the Release Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement or the Release Agreement; that the only consideration for signing this Agreement and the Release Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement and the Release Agreement reviewed by your attorney and/or tax advisor.

(f) Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and it will be considered and interpreted in accordance with that intent. Any payments that qualify for the “separation pay” or “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Despite any contrary provision of this Agreement, any references to “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you directly or indirectly designate the calendar year of any payment under this Agreement.

(g) Waiver. The failure of any party to this Agreement or the Release Agreement to enforce any of the terms, provisions or covenants contained therein shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement or the Release Agreement shall not operate as a waiver of any other breach or default.

(h) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(i) Descriptive Headings. The paragraph headings contained herein and in the Release Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement or the Release Agreement.

(j) Notices. Any notices required or made pursuant to this Agreement or the Release Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: Cavan Redmond: at the last home address in the Company’s records; and

if to the Company:

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 11(k). Notices of change of address will be effective only upon receipt.

(k) Indemnification. T he Company shall provide you with those indemnification rights and benefits provided to you as an officer and director of the Company pursuant to the Indemnity Agreement by and between you and the Company, dated June 1, 2012 (the “Indemnity Agreement”).

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
Name: Douglas W. Wamsley
Title: Executive Vice President, General Counsel and Secretary

Accepted and Agreed:

/s/ Cavan M. Redmond
Cavan Redmond

Dated: May 7, 2013

EXHIBIT A

Release

This Release Agreement (this “Release Agreement”) is dated as of May 7, 2013 in connection with the termination of your employment with the Company.

1. General Release.

(a) In consideration for the receipt of those payments that are in excess of the amount required to be paid to you by applicable law (as detailed in the settlement of account attached hereto), you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that you have received in a timely manner full and complete payment of all amounts due to you under your employment arrangements with the Company or under any applicable law and/or in connection with the termination of your employment, both at law and pursuant to the terms of the employment arrangements and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of director’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to you by any of the Releasees, as well as any claims arising under any United States federal, state or local laws, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and any and all other United States federal, state or local regulations, ordinances or public policies, any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge,

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slander and defamation, as well as all claims for counsel fees and costs; provided, that such released claims shall not include any claims to enforce your rights under, or with respect to, any post-termination obligations of the Company expressly undertaken by the Company under your employment arrangements with the Company.

(b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and you hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above you shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action , then the Releasees shall reimburse such sum to the you or the Releasors. Notwithstanding the forgoing, this Release Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Release Agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.

2. Legal Advice; Reliance. You represent and acknowledge that (a) you have been given adequate time (at least twenty-one (21) days) to consider this Release Agreement (which, by signing this Release Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Release Agreement with your private attorney, (b) you have carefully read and fully understand all the provisions of this Release Agreement, (c) you have voluntarily entered into this Release Agreement, without duress or coercion, and (d) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. You understand that if you request additional time to review the terms of this Release Agreement, a reasonable extension of time will be granted.

3. Miscellaneous.

(a) No Violation of Law. You agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any United States federal, state or local statute, ordinance or regulation, or of any duty owed by the Company to you.

(b) Governing Law; Consent to Jurisdiction/Venue. This Release Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed

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entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Release Agreement shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(c) Revocation. You may revoke this Release Agreement within seven (7) days after the date on which you sign this Release Agreement. You understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at its headquarters no later than 5:00 p.m., New York time, on the seventh day after you have executed this Release Agreement. You understand that if you revoke this Release Agreement, you will not be entitled to any severance benefits (to the extent not already paid or provided) under your employment agreement with the Company.

(d) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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ACCEPTED AND AGREED:

/s/ Cavan M. Redmond
Name: Cavan M. Redmond

Dated: 7 May 2013

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